Exhibit 10.14

FINDER'S FEE AGREEMENT

This Finance Agreement, dated as of the 01 day of August 2003, is by and between A Rand, whose address is:

#404 - 2277 W. 2nd Avenue, Vancouver, BC, Canada V6K 1H1

("Finder") and OCEAN VENTURES INC., an Alberta corporation with an address for the conduct of business located at Suite 110, 10851 Shellbridge Way, Richmond, BC V6X 2W8 (the "Company").

WHEREAS, Finder wishes to arrange funding for the Company which can include certain private placements, convertible debentures, equity lines-of-credit or loans to the Company.

WHEREAS, Finder has indicated willingness to introduced the Company with various authorized investors, and the Company desirous in entering into a financing agreement whereby the Company will receive various forms of financing.

THEREFORE, the Finder and the Company agree as follows:

1. ARRANGEMENT - The Company hereby authorizes Finder, on a nonexclusive basis, to identify, locate, introduce and arrange for capital for the Company.

2. FINDERS FEE - The Company agrees pay to Finder according to the schedule below the amount indicated as full compensation for the current financing activities outlined above upon the successful completion and funding of the financing.

3. PAYMENT TERMS - The fees referred to in Paragraph 1 above are payable in full by the Company upon completion of the related financings and receipt by the Company of the appropriate proceeds. The amount of Finder Fees related to any funding in multiple traunches will be prorated to the amount funded divided by the commitment amount.

4. GOVERNING LAW - This Agreement and the legal relations amount the Parties hereto shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada and that the Province of British Columbia shall be the jurisdiction in which any legal proceedings relative to this Agreement shall be brought. The foregoing notwithstanding, the parties agree to the arbitration of any disputes relative to this Agreement through the services of a bona fide independent arbitration service within the United States.

5, ASSOCIATION - The finder acknowledges that they are not an employee or representative of the Company, and will not make representation to be so. It is understood that Finder is acting as a finder only, is not acting as a lawyer, accountant, a licensed securities or real estate broker or dealer, and shall have no authority to enter into any commitments on the Company's behalf, or to hold any funds or securities in connection with the financings or to perform any act which would require Finder to act in any other capacity.

6. NOTICES - All notices hereunder shall be in writing and be delivered or mailed, certified mail with return receipt requested, to the following addresses, or is by telegram sent to the following addresses with written confirmation thereafter forwarded:

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To the Finder:
A Rand

To the Company:
Ocean Ventures Inc.
Suite 110-10851 Shellbridge Way
Richmond, BC V6X 2W8

7. ENTIRE AGREEMENT - This, including the other documents referred to herein, embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

9. Confidentiality

9.1 In performing services under this Agreement, Finder shall come in contact with certain confidential and proprietary information of the Company. Finder agrees that Finder will not divulge to third parties, without the prior written consent of the Company, any information obtained from the Company in connection with the performance of services under this Agreement unless: (a) the information is known to Finder prior to obtaining the same from the Company; (b) the information is, at the time of disclosure by Finder, then in the public domain; or (c) the information is obtained by Finder from a third party who did not receive the same information, directly or indirectly, from the Company.

9.2 FINDER agrees that the provisions of this section shall extend beyond the termination of this Agreement.

10. Successors and Assigns The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Neither Finder nor Company may assign their rights or delegate their obligations under this Agreement without the prior written consent of the other.

11. Modification and Waiver None of the terms or conditions of this Agreement may be waived except in writing by the party, which is entitled to the benefits thereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by Finder and Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver.

12. Invalid Provisions If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws by any court of competent jurisdiction, such illegality, invalidity or validity of any other provisions or of the same provision as applied to any other fact or circumstance and such illegal, unenforceable or invalid provision shall be modified to the minimum extent necessary to make such provision legal, valid or enforceable, as the case may be.

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13. Termination Either party in writing may terminate this agreement, but any financings in progress or financing parties introduced to the Company at the time of termination will be subject to the terms of this agreement and the obligations to pay fees remain in place. As if the agreement had not been terminated.

14. Repeat financings In the event that finder introduces a financing party to the Company that enters into repeat financings, the terms of this agreement and fees outlined in the attached schedule apply to those subsequent financings.

IN WITNESS WHEREOF, A Rand ("Finder") and the Company have executed this Agreement as of the day and year first above written.

/s/ A. Rand A. Rand	Company: By: /s/ Raymond Mol Raymond Mol Title: President

COMMISSION SCHEDULE

Cash Commission	- 10% first $1 million or part thereof - 5% next $4 million
Private Placement	- 10% first $1 million or part thereof - 5% next $4 million
Convertible Debenture	- 5%
Debt Financing	- 2.5%